Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Strong Sequential Rebound in Financial and Operating Performance for the Third Quarter 2020; Posting Significant Increases in Coal and Oil & Gas Volumes, Revenues, Net Income and EBITDA

TULSA, OKLAHOMA, October 26, 2020 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported significant increases to financial and operating results for the quarter ended September 30, 2020 (the "2020 Quarter") on improved demand for coal and oil & gas compared to the quarter ended June 30, 2020 (the "Sequential Quarter").  On a consolidated basis, total revenues increased 39.4% to $355.7 million, net income rose 158.3% to $27.2 million and EBITDA climbed 146.4% to $118.8 million, all as compared to the Sequential Quarter.  With improved coal demand and a resumption of production at all of ARLP’s mining complexes, our coal operations delivered increases to coal sales and production volumes of 48.5% and 66.6%, respectively, leading coal sales revenue and Segment Adjusted EBITDA higher by 42.1% and 113.8%, respectively, all as compared to the Sequential Quarter.  Our Minerals segment also reported improved performance compared to the Sequential Quarter as oil & gas production and price per BOE increased 13.9% and 9.5%, respectively, to drive total revenues from oil & gas royalties and lease bonuses up by 23.9% and Segment Adjusted EBITDA higher by 29.3%.  (Unless otherwise noted, all references in the text of this release to "net income (loss)" refer to "net income (loss) attributable to ARLP."  For a definition of EBITDA and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

Compared to the quarter ended September 30, 2019 (the "2019 Quarter"), financial and operating results for the 2020 Quarter continued to reflect the impacts of reduced global energy demand and weak commodity prices as a result of lockdown measures imposed in response to the COVID-19 pandemic.  Total revenues of $355.7 million in the 2020 Quarter were lower compared to $464.7 million for the 2019 Quarter, primarily due to reduced coal sales volumes and prices.  Reflecting the lower revenues partially offset by reduced total operating expenses, net income for the 2020 Quarter was $27.2 million, or $0.21 per basic and diluted limited partner unit, compared to $39.1 million, or $0.30 per basic and diluted limited partner unit, for the 2019 Quarter.  EBITDA in the 2020 Quarter of $118.8 million was also lower compared to $123.1 million in the 2019 Quarter.

"As we expected, ARLP’s performance during the 2020 Quarter benefited from improved economic activity, increased coal demand and recovering oil & gas production volumes and prices," said Joseph W. Craft III, Chairman, President and Chief Executive Officer. "Our coal operations responded to increased customer requirements by successfully ramping up production to meet contractual commitments while effectively mitigating the impacts of COVID-19 through the enhanced health and safety protocols implemented earlier this year. Stronger commodity prices led oil & gas operators to bring previously shut-in wells back online and slowly resume drilling and completion of wells on our mineral interests.  The continuing efforts of the entire organization to optimize cash flow, reduce working capital and control capital expenditures and expenses enhanced our financial position and liquidity. As a result, all of ARLP’s operating and financial metrics improved significantly during the 2020 Quarter."

Financial and Liquidity Update

Compared to the Sequential Quarter, ARLP’s free cash flow increased 79.0% to $103.0 million, which contributed to liquidity expanding by 41.4% to $422.2 million and total debt reductions of $100.8 million.  With total leverage improving to 1.69 times at the end of the 2020 Quarter, compared to 1.82 times at the end of the Sequential Quarter, ARLP’s balance sheet remains strong and comfortably in compliance with all debt covenants, including its total leverage covenant of 2.5 times.  (For a definition of free cash flow and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

As previously announced, the Board of Directors of ARLP's general partner (the "Board") suspended the cash distribution to unitholders for the 2020 Quarter. At its quarterly meeting last week, the Board extended the suspension of distributions through the quarter ending December 31, 2020.

Consolidated Financial Results

Our financial and operating results for the 2020 Quarter and the nine months ended September 30, 2020 (the "2020 Period") continued to be impacted by reduced global energy demand, lower commodity prices and economic disruptions caused by the ongoing effects of the COVID-19 pandemic, compared to the 2019 Quarter and the nine months ended September 30, 2019 (the "2019 Period").

Three Months Ended September 30, 2020 Compared to Three Months Ended September 30, 2019

Total revenues for the 2020 Quarter decreased 23.5% to $355.7 million compared to $464.7 million for the 2019 Quarter.  Operating expenses of $216.0 million for the 2020 Quarter were 22.4% lower compared to $278.3 million in the 2019 Quarter.

Coal Operations –

Coal sales volumes declined to 7.7 million tons in the 2020 Quarter compared to 9.3 million tons in the 2019 Quarter reflecting reduced export sales volumes.  Coal sales price realizations fell by 3.3% in the 2020 Quarter due to lower priced thermal and metallurgical markets compared to the 2019 Quarter.  Lower volumes and pricing resulted in a 20.1% decrease in coal sales revenues to $335.8 million compared to $420.0 million for the 2019 Quarter.  Transportation revenues and expenses decreased to $6.2 million from $20.0 million primarily due to reduced coal shipments to international markets.  Other revenues in the 2020 Quarter decreased by $6.8 million to $4.0 million primarily due to reduced sales of mining technology products by our Matrix Design subsidiary and lower volumes at our Mt. Vernon transloading facility.

ARLP’s focus on reducing coal inventories and matching production to meet customer requirements resulted in coal production of 7.2 million tons in the 2020 Quarter, a reduction of 28.5% compared to the 2019 Quarter.  Operating expenses and outside coal purchases decreased 24.9% from the 2019 Quarter to $215.1 million, primarily as a result of lower coal production volumes.

Segment Adjusted EBITDA Expense per ton decreased 8.8% in the 2020 Quarter to $28.03 per ton, compared to $30.75 per ton in the 2019 Quarter. The decrease is attributed primarily to ongoing expense control initiatives at all operations, and, as discussed below in our segment results, a favorable sales mix from our lower cost mines and improved recovery percentages at certain operations.  Costs per ton were further reduced by lower inventory costs and the absence of higher cost purchased tons sold at our Appalachian mines. These reductions were partially offset by higher excise and severance taxes per ton due to a $0.60 per ton increase in the federal black lung excise tax, effective January 1, 2020, and a greater mix of coal sales from operations in states with higher severance taxes per ton during the 2020 Quarter.

Lower coal sales revenues, partially offset by lower expenses, resulted in total Segment Adjusted EBITDA from our coal operations of $123.8 million in the 2020 Quarter, a 14.0% decline compared to $144.0 million for the 2019 Quarter. (For a definition of Segment Adjusted EBITDA and Segment Adjusted EBITDA Expense and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

Minerals –

Primarily due to lower oil & gas sales prices in the 2020 Quarter compared to the 2019 Quarter, total revenues from oil & gas royalties and lease bonuses attributable to our mineral interests declined to $9.7 million from $14.2 million.  Partially offsetting lower price realizations, revenues benefited from higher volumes as a result of the Wing Acquisition in August 2019.  Our Minerals segment contributed Segment Adjusted EBITDA of $8.9 million for the 2020 Quarter, compared to a contribution of $12.2 million for the 2019 Quarter.

ARLP's expense reduction initiatives drove general and administrative expenses lower to $13.9 million in the 2020 Quarter, a reduction of 22.4% compared to the 2019 Quarter.  Depreciation, depletion and amortization increased 10.8% to $80.2 million in the 2020 Quarter, primarily due to charges related to increased sales from coal inventory.

Comparative results for the 2020 Quarter were also impacted by a non-cash asset impairment charge of $15.2 million recorded in the 2019 Quarter due to the closure of our Dotiki mine.

Nine Months Ended September 30, 2020 Compared to Nine Months Ended September 30, 2019

Total revenues decreased 36.2% to $961.6 million for the 2020 Period compared to $1.51 billion for the 2019 Period.  Lower revenues and a non-cash goodwill impairment charge of $132.0 million, partially offset by lower operating expenses, resulted in a net loss of $164.2 million, or $(1.29) per basic and diluted limited partner unit for the 2020 Period.  This compares to net income of $373.6 million, or $2.86 per basic and diluted limited partner unit for the 2019 Period, which included a non-cash net gain of $170.0 million related to the AllDale Acquisition.  Excluding the impact of non-cash items (each described in more detail below), Adjusted net income (loss) attributable to ARLP and Adjusted EBITDA for the 2020 Period decreased to $(7.2) million and $265.3 million, respectively, compared to $218.8 million and $472.9 million, respectively, for the 2019 Period.  (For a definition of Adjusted net income (loss) attributable to ARLP and Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

Coal Operations –

Due to reduced coal sales volumes and prices, coal sales revenues for the 2020 Period decreased 34.7% to $886.7 million, compared to $1.36 billion for the 2019 Period.  Tons sold declined 32.5% to 20.1 million tons in the 2020 Period, primarily due to reduced shipments to international markets.  Coal sales price realizations declined 3.1% in the 2020 Period to $44.03 per ton sold, compared to $45.46 per ton sold during the 2019 Period.  Reduced export shipments also impacted transportation revenues and expenses, which declined $66.2 million to $16.7 million in the 2020 Period.

ARLP’s temporary idling of production at certain mines in response to weak market conditions during the 2020 Period, reduced coal production volumes to 19.5 million tons compared to 31.4 million tons during the 2019 Period.  Primarily as a result of lower coal production volumes, combined operating expenses and outside coal purchases for our coal operations decreased 30.0% to $633.8 million.  Segment Adjusted EBITDA Expense per ton increased 4.2% in the 2020 Period to $31.59 per ton, compared to $30.33 per ton in the 2019 Period. The increase is attributed primarily to the per ton cost impact of lower coal volumes and higher excise and severance taxes discussed above.  Lower coal sales revenues, partially offset by lower expenses, resulted in total Segment Adjusted EBITDA from our coal operations of $276.9 million in the 2020 Period, a 42.6% decline compared to $482.7 million for the 2019 Period.

Minerals –

For the 2020 Period, our mineral interests contributed total revenues of $31.8 million from oil & gas royalties and lease bonuses, compared to $37.3 million for the 2019 Period.  The decrease in revenues is primarily due to lower average product prices, partially offset by higher volumes resulting from the Wing Acquisition in August 2019, and continued drilling and development of our mineral interests.  Comparative results between the 2020 and 2019 Periods were also impacted by a non-cash acquisition gain of $177.0 million, of which $7.1 million was attributable to non-controlling interest, related to the AllDale Acquisition during the 2019 Period.  Our Minerals segment contributed net income of $4.5 million for the 2020 Period, compared to $174.9 million for the 2019 Period, which included the acquisition gain.  Excluding the gain, Segment Adjusted EBITDA related to our Minerals segment decreased 8.9% to $29.5 million for the 2020 Period compared to $32.4 million for the 2019 Period.

General and administrative expenses decreased $14.1 million to $41.1 million in the 2020 Period as a result of ARLP's expense reduction initiatives.  Compared to the 2019 Period, depreciation, depletion and amortization increased 7.8% to $237.7 million primarily due to charges related to increased sales from coal inventory and increased oil & gas production from our Minerals segment in the 2020 Period.

During the 2020 Period, we recorded $157.0 million of non-cash impairment charges, which included a $132.0 million goodwill impairment charge associated with our Hamilton mine and a $25.0 million asset impairment charge due to the permanent closure of our Gibson North mine and a decrease in the fair value of certain mining equipment and greenfield coal reserves.  These non-cash charges reflect the impact of weak coal market conditions and reduced global energy demand resulting from the COVID-19 pandemic. During the 2019 Period, we recorded an asset impairment charge of $15.2 million due to the closure of our Dotiki mine.

As a result of the redemption by Kodiak Gas Services, LLC of our preferred equity interest for $135.0 million cash in the 2019 Period, ARLP did not realize equity securities income in the 2020 Period, compared to $12.9 million realized in the 2019 Period.

Segment Results and Analysis

			% Change
	2020 Third	2019 Third	Quarter /	2020 Second	% Change
(in millions, except per ton and per BOE data)	Quarter	Quarter	Quarter	Quarter	Sequential

Coal Operations

Illinois Basin
Tons sold	5.219	6.553	(20.4)%	3.350	55.8%
Coal sales price per ton (1)	$39.54	$39.11	1.1%	$40.05	(1.3)%
Segment Adjusted EBITDA Expense per ton (2)	$23.95	$26.52	(9.7)%	$32.38	(26.0)%
Segment Adjusted EBITDA (2)	$81.6	$87.8	(7.0)%	$26.2	212.0%

Appalachia
Tons sold	2.483	2.767	(10.3)%	1.836	35.2%
Coal sales price per ton (1)	$52.12	$58.66	(11.1)%	$55.62	(6.3)%
Segment Adjusted EBITDA Expense per ton (2)	$34.82	$39.03	(10.8)%	$40.28	(13.6)%
Segment Adjusted EBITDA (2)	$43.4	$55.2	(21.4)%	$30.5	41.9%

Total Coal
Tons sold	7.702	9.320	(17.4)%	5.186	48.5%
Coal sales price per ton (1)	$43.59	$45.06	(3.3)%	$45.56	(4.3)%
Segment Adjusted EBITDA Expense per ton (2)	$28.03	$30.75	(8.8)%	$35.95	(22.0)%
Segment Adjusted EBITDA (2)	$123.8	$144.0	(14.0)%	$55.2	124.4%

Minerals (3)
Volume - BOE	0.468	0.433	8.1%	0.411	13.9%
Volume - oil percentage of BOE	49.4%	44.8%	10.3%	53.3%	(7.3)%
Average sales price per BOE (3)	$20.71	$32.22	(35.7)%	$18.92	9.5%
Segment Adjusted EBITDA Expense (2)	$0.85	$2.52	(66.3)%	$1.12	(24.1)%
Segment Adjusted EBITDA (2)	$8.9	$12.2	(27.1)%	$6.9	29.3%

Consolidated Total (4)
Total revenues	$355.7	$464.7	(23.5)%	$255.2	39.4%
Segment Adjusted EBITDA Expense (2)	$216.8	$289.1	(25.0)%	$187.5	15.6%
Segment Adjusted EBITDA (2)	$132.7	$156.2	(15.0)%	$62.1	113.8%

(1)	Coal sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release. Segment Adjusted EBITDA Expense per ton is defined as Segment Adjusted EBITDA Expense – Coal (as reflected in the reconciliation table at the end of this release) divided by total tons sold.
(3)	Average sales price per BOE is defined as royalty revenues excluding lease bonus revenue divided by total barrels of oil equivalent ("BOE"). BOE for natural gas volumes is calculated on a 6:1 basis (6,000 cubic feet of natural gas to one barrel).
(4)	Total reflects consolidated results, which include our other and corporate category and eliminations in addition to the Illinois Basin, Appalachia and Minerals segments highlighted above.

Compared to the 2019 Quarter, total coal sales volumes decreased 17.4% in the 2020 Quarter due to the impacts of the COVID-19 pandemic and reduced export shipments.  Driven by improved coal demand during the 2020 Quarter, ARLP’s coal sales volumes increased across all regions compared to the Sequential Quarter.  Higher volumes at all of our mines in the Illinois Basin increased coal sales volumes by 55.8% compared to the Sequential Quarter.  In Appalachia, coal sales volumes increased 35.2% compared to the Sequential Quarter primarily due to higher sales from our Tunnel

Ridge mine.  Total coal inventory fell to 1.2 million tons at the end of the 2020 Quarter, a decrease of 1.3 million tons and 0.5 million tons compared to the end of the 2019 and Sequential Quarters, respectively.

In the Illinois Basin, coal sales price per ton in the 2020 Quarter was comparable to both the 2019 and Sequential Quarters.  In Appalachia, price realizations decreased by 11.1% compared to the 2019 Quarter primarily due to weak market conditions and the absence of higher priced metallurgical coal sales in the 2020 Quarter.  Coal sales price per ton sold in Appalachia during the 2020 Quarter decreased by 6.3% compared to the Sequential Quarter, primarily due to an increased sales mix of lower-priced Tunnel Ridge sales tons in the 2020 Quarter.

Total Segment Adjusted EBITDA Expense per ton decreased by 8.8% compared to the 2019 Quarter as a result of lower expenses per ton in both the Illinois Basin and Appalachian regions.  In the Illinois Basin, Segment Adjusted EBITDA Expense per ton decreased 9.7% compared to the 2019 Quarter primarily as a result of reduced maintenance expenses per ton as well as lower materials and supplies expenses per ton.  The reduced expenses reflect a greater mix of sales from lower cost River View production, the elimination of high cost Dotiki production in 2019 and improved recovery percentages at Gibson, partially offset by reduced total coal production volumes from the region.  In Appalachia, Segment Adjusted EBITDA Expense per ton decreased 10.8% compared to the 2019 Quarter as a result of improved recoveries at our Mettiki and Tunnel Ridge mines, lower maintenance expenses across the region, lower inventory costs and the absence of higher cost purchased tons sold.  Compared to the 2019 Quarter, expenses per ton for both segments were impacted by higher excise and severance taxes as discussed above.  Sequentially, Segment Adjusted EBITDA Expense per ton decreased 26.0% in the Illinois Basin as a result of significantly higher volumes in the 2020 Quarter.  In Appalachia, Segment Adjusted EBITDA Expense per ton decreased 13.6% compared to the Sequential Quarter due to higher sales volumes and an increased sales mix of lower-cost Tunnel Ridge production in the 2020 Quarter.  Compared to the Sequential Quarter, both regions benefited from lower inventory costs per ton in the 2020 Quarter.

Segment Adjusted EBITDA for our Minerals segment decreased 27.1% to $8.9 million in the 2020 Quarter compared to $12.2 million in the 2019 Quarter primarily due to lower sales price realizations per BOE resulting from reduced demand amid the COVID-19 pandemic, partially offset by higher volumes, which increased 8.1% compared to the 2019 Quarter primarily as a result of production from the additional mineral interests acquired in the Wing Acquisition.  Compared to the Sequential Quarter, Segment Adjusted EBITDA increased 29.3% due to higher price realizations and volumes, which increased by 9.5% and 13.9%, respectively.

Outlook

"Looking ahead, we remain cautiously optimistic," said Mr. Craft.  "Our customers experienced strong coal burn during the 2020 Quarter and with a higher forward price curve for natural gas heading into the heating season, we currently estimate coal burn for the 2020 fourth quarter will be even better.  As a result, we continue to expect total coal sales of approximately 28.0 million tons this year.  Several utilities have recently issued solicitations seeking significant coal supply commitments for multi-year terms.  ARLP currently has priced contract commitments for approximately 20.0 million tons in 2021 and, in anticipation of higher natural gas prices and improved energy demand, we are targeting total sales volumes for next year approximately 10.0% above 2020 levels."

Mr. Craft continued, "We currently anticipate results from our Minerals segment will improve modestly during the fourth quarter of 2020 as virtually all shut-in production on our acreage has been brought online and drilling and completion activity and commodity prices are expected to gradually recover.  These favorable trends should be constructive for our operators as they establish their capital allocation and development plans for 2021.  With our minerals strategically located in key basins, ARLP is well positioned to benefit from improved pricing for oil, natural gas and natural gas liquids and the increases in drilling and completion activity anticipated in 2021."

A conference call regarding ARLP's 2020 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (877) 506-1589 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call.  Canadian callers should dial (855) 669-9657 and all other international callers should dial (412) 317-5240 and request to be connected to the same call.  Investors may also listen to the call via the "investor information" section of ARLP's website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial US Toll Free (877) 344-7529; International Toll (412) 317-0088; Canada Toll Free (855) 669-9658 and request to be connected to replay access code 10148449.

About Alliance Resource Partners, L.P.

ARLP is a diversified natural resource company that generates income from coal production and oil & gas mineral interests located in strategic producing regions across the United States.

ARLP operates seven coal mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP also operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.  ARLP markets its coal production to major domestic and international utilities and industrial users and is currently the second largest coal producer in the eastern United States.

ARLP generates royalty income from mineral interests it owns in premier oil & gas producing regions in the United States, primarily the Permian, Anadarko and Williston basins.

In addition, ARLP also generates income from a variety of other sources.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at http://www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  Those forward-looking statements include optimizing cash flows, reducing operating and capital expenditures, preserving liquidity and maintaining financial flexibility, among others.   These risks to our ability to achieve these outcomes include, but are not limited to, the following: the impact of COVID-19 both to the execution of our day to day operations including potential closures, as well as to the pandemic's broader impact on demand for coal, oil and natural gas, the financial condition of our customers and suppliers, available liquidity and credit sources and broader economic disruption that is evolving.  In addition, the actions of the major oil producing countries with respect to oil production and prices may have direct and indirect impacts over the near and long term to our Minerals segment.  These risks compound the ongoing risks to our business, including decline in the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity and fuels, such as oil & gas, nuclear energy, and renewable fuels; changing global economic conditions or in industries in which our customers operate; changes in coal prices and/or oil & gas prices, demand and availability which could affect our operating results and cash flows; changes in competition in domestic and international coal markets and our ability to respond to such changes; potential shut-ins of production by operators of the properties in which we hold mineral interests due to lack of downstream demand or storage capacity; risks associated with the expansion of our operations and properties; our ability to identify and complete acquisitions; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume, or terms to existing coal supply agreements; recent action and the possibility of future action on trade made by United States and foreign governments; the effect of new tariffs and other trade measures; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety, hydraulic fracturing, and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; our productivity levels and margins earned on our coal sales; disruptions to oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits, and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal reserves; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; the impact of current and potential changes to federal or state tax rules and regulations, including a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing-attacks, ransomware, malware, social engineering, physical breaches or other actions; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP's public periodic filings with the SEC, including ARLP's Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 20, 2020 and ARLP's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, filed on May 8, 2020 and August 6, 2020, respectively, with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Tons Sold	7,702	9,320	20,139	29,857
Tons Produced	7,202	10,071	19,546	31,430
Mineral Interest Volumes (BOE)	468	433	1,374	1,113

SALES AND OPERATING REVENUES:
Coal sales	$335,767	$420,005	$886,690	$1,357,331
Oil & gas royalties	9,693	13,969	31,718	36,254
Transportation revenues	6,226	20,024	16,722	82,892
Other revenues	3,965	10,728	26,486	31,905
Total revenues	355,651	464,726	961,616	1,508,382

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	216,027	278,254	637,533	895,255
Transportation expenses	6,226	20,024	16,722	82,892
Outside coal purchases	—	10,599	—	15,910
General and administrative	13,871	17,885	41,131	55,218
Depreciation, depletion and amortization	80,182	72,348	237,662	220,400
Asset impairments	—	15,190	24,977	15,190
Goodwill impairment	—	—	132,026	—
Total operating expenses	316,306	414,300	1,090,051	1,284,865

INCOME (LOSS) FROM OPERATIONS	39,345	50,426	(128,435)	223,517

Interest expense, net	(11,186)	(11,698)	(34,911)	(33,831)
Interest income	30	92	112	321
Equity method investment income	62	659	650	1,533
Equity securities income	—	—	—	12,906
Acquisition gain	—	—	—	177,043
Other expense	(723)	(228)	(1,456)	(370)
INCOME (LOSS) BEFORE INCOME TAXES	27,528	39,251	(164,040)	381,119

INCOME TAX EXPENSE	293	50	111	130

NET INCOME (LOSS)	27,235	39,201	(164,151)	380,989

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(36)	(117)	(97)	(7,407)

NET INCOME (LOSS) ATTRIBUTABLE TO ARLP	$27,199	$39,084	$(164,248)	$373,582

EARNINGS PER LIMITED PARTNER UNIT - BASIC AND DILUTED	$0.21	$0.30	$(1.29)	$2.86

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	127,195,219	128,391,191	127,154,398	128,311,609

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	September 30,	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$34,135	$36,482
Trade receivables	120,875	161,679
Other receivables	1,919	256
Inventories, net	74,879	101,305
Advance royalties	344	1,844
Prepaid expenses and other assets	10,984	18,019
Total current assets	243,136	319,585
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	3,619,568	3,684,008
Less accumulated depreciation, depletion and amortization	(1,758,646)	(1,675,022)
Total property, plant and equipment, net	1,860,922	2,008,986
OTHER ASSETS:
Advance royalties	59,850	52,057
Equity method investments	27,415	28,529
Goodwill	4,373	136,399
Operating lease right-of-use assets	15,388	17,660
Other long-term assets	20,256	23,478
Total other assets	127,282	258,123
TOTAL ASSETS	$2,231,340	$2,586,694

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$54,789	$80,566
Accrued taxes other than income taxes	17,397	15,768
Accrued payroll and related expenses	41,667	36,575
Accrued interest	12,691	5,664
Workers' compensation and pneumoconiosis benefits	11,162	11,175
Current finance lease obligations	732	8,368
Current operating lease obligations	1,863	3,251
Other current liabilities	23,803	21,062
Current maturities, long-term debt, net	89,271	13,157
Total current liabilities	253,375	195,586
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	571,019	768,194
Pneumoconiosis benefits	96,906	94,389
Accrued pension benefit	41,862	44,858
Workers' compensation	46,404	45,503
Asset retirement obligations	132,627	133,018
Long-term finance lease obligations	1,656	2,224
Long-term operating lease obligations	13,599	14,316
Other liabilities	21,109	23,182
Total long-term liabilities	925,182	1,125,684
Total liabilities	1,178,557	1,321,270

PARTNERS' CAPITAL:
ARLP Partners' Capital:
Limited Partners - Common Unitholders 127,195,219 and 126,915,597 units outstanding, respectively	1,116,626	1,331,482
Accumulated other comprehensive loss	(75,272)	(77,993)
Total ARLP Partners' Capital	1,041,354	1,253,489
Noncontrolling interest	11,429	11,935
Total Partners' Capital	1,052,783	1,265,424
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,231,340	$2,586,694

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES	$291,788	$408,418

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(102,820)	(241,142)
Change in accounts payable and accrued liabilities	(9,698)	319
Proceeds from sale of property, plant and equipment	2,750	892
Distributions received from investments in excess of cumulative earnings	841	2,309
Payments for acquisitions of businesses, net of cash acquired	—	(320,232)
Cash received from redemption of equity securities	—	134,288
Net cash used in investing activities	(108,927)	(423,566)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	46,100	153,500
Payments under securitization facility	(47,700)	(179,000)
Proceeds from equipment financings	14,705	10,000
Payments on equipment financings	(10,622)	(1,021)
Borrowings under revolving credit facilities	70,000	300,000
Payments under revolving credit facilities	(190,000)	(235,000)
Payments on finance lease obligations	(8,204)	(23,270)
Payment of debt issuance costs	(5,821)	—
Payments for purchases of units under unit repurchase program	—	(5,251)
Payments for taxes related to net settlement of issuance of units in deferred compensation plans	(1,310)	(7,817)
Distributions paid to Partners	(51,753)	(208,653)
Other	(603)	(673)
Net cash used in financing activities	(185,208)	(197,185)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(2,347)	(212,333)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	36,482	244,150

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$34,135	$31,817

Reconciliation of GAAP "net income (loss) attributable to ARLP" to non-GAAP "Adjusted net income (loss) attributable to ARLP" (in thousands).

Adjusted net income (loss) attributable to ARLP is defined as net income (loss) attributable to ARLP modified for certain items that may not reflect the trend of future results, such as asset and goodwill impairments and acquisition gains.

Adjusted net income (loss) attributable to ARLP should not be considered as an alternative to net income (loss) attributable to ARLP or any other measure of financial performance presented in accordance with GAAP.  Adjusted net income (loss) attributable to ARLP excludes certain items that management believes affect the comparability of our operating results.  This adjusted financial measure is used by our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

●	our operational trends and performance relative to other coal and mineral companies;
●	the comparability of our performance to earnings estimates provided by security analysts; and
●	our performance excluding items which are generally nonrecurring in nature or whose timing or amount cannot be reasonably estimated.

We believe Adjusted net income (loss) attributable to ARLP is a useful measure for investors because it further demonstrates our financial performance without regard to items that may not reflect the trend of future results.

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2020	2019	2020	2019	2020

Net income (loss) attributable to ARLP	$27,199	$39,084	$(164,248)	$373,582	$(46,664)
Asset impairments	—	15,190	24,977	15,190	—
Goodwill impairment	—	—	132,026	—	—
Acquisition gain	—	—	—	(177,043)	—
Acquisition gain attributable to noncontrolling interest	—	—	—	7,083	—
Adjusted net income (loss) attributable to ARLP	$27,199	$54,274	$(7,245)	$218,812	$(46,664)

Reconciliation of GAAP "net income (loss) attributable to ARLP" to non-GAAP "EBITDA," "Adjusted EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income (loss) attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA modified for certain items that may not reflect the trend of future results, such as asset and goodwill impairments and acquisition gains.  Distributable cash flow ("DCF") is defined as Adjusted EBITDA excluding interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, Adjusted EBITDA, DCF and DCR should not be considered as alternatives to net income (loss) attributable to ARLP, net income (loss), income (loss) from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA, Adjusted EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2020	2019	2020	2019	2020

Net income (loss) attributable to ARLP	$27,199	$39,084	$(164,248)	$373,582	$(46,664)
Depreciation, depletion and amortization	80,182	72,348	237,662	220,400	83,559
Interest expense, net	11,355	11,904	36,064	34,300	11,925
Capitalized interest	(199)	(298)	(1,265)	(790)	(509)
Income tax expense (benefit)	293	50	111	130	(77)
EBITDA	118,830	123,088	108,324	627,622	48,234
Asset impairments	—	15,190	24,977	15,190	—
Goodwill impairment	—	—	132,026	—	—
Acquisition gain	—	—	—	(177,043)	—
Acquisition gain attributable to noncontrolling interest	—	—	—	7,083	—
Adjusted EBITDA	118,830	138,278	265,327	472,852	48,234
Interest expense, net	(11,355)	(11,904)	(36,064)	(34,300)	(11,925)
Income tax (expense) benefit	(293)	(50)	(111)	(130)	77
Estimated maintenance capital expenditures (1)	(35,002)	(56,095)	(94,994)	(175,065)	(21,010)
Distributable Cash Flow	$72,180	$70,229	$134,158	$263,357	$15,376
Distributions paid to partners	$—	$70,153	$51,753	$208,653	$—
Distribution Coverage Ratio	—	1.00	2.59	1.26	—

(1)	Maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the existing infrastructure of our coal assets. We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon. For the 2020 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $4.86 per ton produced compared to the estimated $5.57 per ton produced in 2019. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others. We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the SEC.

Reconciliation of GAAP "Cash flows from operating activities" to non-GAAP "Free cash flow" (in thousands).

Free cash flow is defined as cash flows from operating activities less capital expenditures.  Free cash flow should not be considered as an alternative to cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing free cash flow may not be the same method used by other companies.  Free cash flow is a supplemental liquidity measure used by our management to assess our ability to generate excess cash flow from our operations.

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2020	2019	2020	2019	2020

Cash flows from operating activities	$121,620	$106,715	$291,788	$408,418	$91,449
Capital expenditures	(18,575)	(75,515)	(102,820)	(241,142)	(33,881)
Free cash flow	$103,045	$31,200	$188,968	$167,276	$57,568

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense" and Reconciliation of non-GAAP "Adjusted EBITDA" to "Segment Adjusted EBITDA" (in thousands).

Segment Adjusted EBITDA Expense includes operating expenses, coal purchases and other expense.  Segment Adjusted EBITDA Expense – Coal excludes expenses of our Minerals segment.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA and Adjusted EBITDA in addition to coal sales, royalty revenues and other revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2020	2019	2020	2019	2020

Operating expense	$216,027	$278,254	$637,533	$895,255	$187,164
Outside coal purchases	—	10,599	—	15,910	—
Other expense	723	228	1,456	370	377
Segment Adjusted EBITDA Expense	216,750	289,081	638,989	911,535	187,541
Minerals expenses	(849)	(2,517)	(2,851)	(6,109)	(1,119)
Segment Adjusted EBITDA Expense - Coal	$215,901	$286,564	$636,138	$905,426	$186,422
Divided by tons sold	7,702	9,320	20,139	29,857	5,186
Segment Adjusted EBITDA Expense per ton	$28.03	$30.75	$31.59	$30.33	$35.95

Segment Adjusted EBITDA is defined as net income (loss) attributable to ARLP before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses, asset and goodwill impairments and acquisition gain.  Segment Adjusted EBITDA – Coal excludes the contribution of our Minerals segment and equity securities income to allow management to focus solely on the operating performance of our coal segments.

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2020	2019	2020	2019	2020

Adjusted EBITDA (See reconciliation to GAAP above)	$118,830	$138,278	$265,327	$472,852	$48,234
General and administrative	13,871	17,885	41,131	55,218	13,822
Segment Adjusted EBITDA	132,701	156,163	306,458	528,070	62,056
Minerals segment	(8,898)	(12,202)	(29,534)	(32,432)	(6,881)
Equity securities income	—	—	—	(12,906)	—
Segment Adjusted EBITDA – Coal	$123,803	$143,961	$276,924	$482,732	$55,175
Divided by tons sold	7,702	9,320	20,139	29,857	5,186
Segment Adjusted EBITDA per ton	$16.07	$15.45	$13.75	$16.17	$10.64